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                                                                    EXHIBIT 99.1


CASH SYSTEMS, INC. ANNOUNCES NEW BOARD MEMBERS
Thursday April 21, 9:00 am ET


MINNEAPOLIS--(BUSINESS WIRE)--April 21, 2005--Cash Systems, Inc. (Amex: CKN -
News), a provider of cash access solutions for the gaming industry, today announced that the Company unanimously elected Donald D. Snyder and Patricia Becker to its Board of Directors.

Mr. Snyder recently retired from Boyd Gaming as its President, a post he held since 1997. During that time, he was also a member of the Company's Board of Directors. Prior to Boyd Gaming, he was the President and Chief Executive Officer of the Fremont Street Experience, where he continues to hold the Chairman's post on its governing board. Mr. Snyder served from 1987 through 1991 as Chairman of the Board and Chief Executive Officer of First Interstate Bank of Nevada, the state's largest full service bank at the time. During his 22 years with First Interstate Bank, he served his first 18 years in California in various management positions in retail and corporate banking, international banking and real estate banking. He has served on the boards of several gaming and non-gaming companies, including current service on the Boards of BankWest of Nevada and its parent, Western Alliance Bancorporation. Additionally, Mr. Snyder has served on numerous non-profit boards, which presently include the Nevada Development Authority, UNLV Foundation, and the Las Vegas Performing Arts Center Foundation.

Patricia Becker most recently served as Senior Vice President of Corporate Affairs for Aladdin Gaming, LLC, which owns the Aladdin Resort & Casino. Before joining the Aladdin in 1998, she owned her own gaming consulting business focused exclusively on assisting senior management and corporate boards with various gaming business issues. Earlier in her career, Ms. Becker served as Chief of Staff to former Governor Bob Miller, was a Senior Vice President and General Counsel of Harrah's Hotel and Casino Corporation, and served as a board member on the Nevada State Gaming Control Board. Ms. Becker formerly served on the boards of Fitzgeralds Gaming Corporation and Powerhouse Technologies, Inc.

Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems stated, "It is my great pleasure to welcome Patricia and Don to the board of Cash Systems. They are both highly talented and accomplished executives with extensive business experience. I join everyone at Cash Systems in looking forward to their future contributions to the company."

About Cash Systems, Inc.

Cash Systems, Inc., located in Minneapolis and Las Vegas, is a provider of cash access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.


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Contact:

  Integrated Corporate Relations

  Don Duffy/Ashley Ammon

  203-682-8200


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Source: Cash Systems, Inc.